     UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GP STRATEGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	52-0845774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 200 Columbia, Maryland	21044
(Address of Principal Executive Offices)	(Zip Code)
 GP Strategies Corporation 2011 Stock Incentive Plan
(Full title of the plan)

Kenneth L. Crawford Executive Vice President, Secretary and General Counsel GP Strategies Corporation 11000 Broken Land Parkway, Suite 200 Columbia, Maryland 21044 (443) 367-9600
(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☒	Emerging growth company ☐
Non-accelerated filer ☐	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Common Stock, $0.01 par value	850,000	$14.90	$12,665,000	$1,644

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers additional shares that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)
Represents an additional 850,000 shares of common stock, par value $0.01 per share, of the Registrant issuable under the 2011 Stock Incentive Plan (the “Plan”). The Registrant previously filed registration statement on Form S-8 (No. 333-178892) with respect to shares issuable under the Plan.

(3)
Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of GP Strategies Corporation (the “Registrant” or “GP Strategies”) common stock as reported by the New York Stock Exchange on January 17, 2020.

(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on this form relating to an employee benefit plan are effective. This Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by GP Strategies on January 4, 2012 (Registration No. 333-178892) (the "Prior Registration Statement") with respect to the Plan . This Registration Statement is filed pursuant to General Instruction E to Form S-8.

PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). Pursuant to General Instruction E to Form S-8, GP Strategies hereby incorporates by reference the contents of the Prior Registration Statement, except as supplemented by the information set forth below.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018;

(b)           All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)           Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 5.   Interests of Named Experts and Counsel.

James L. Galante, Assistant General Counsel of GP Strategies Corporation, provides the opinion regarding the legal validity of the shares of Common Stock being registered for issuance under the 2011 Plan.  As of the date of this filing, Mr. Galante beneficially owns 2,874 shares of our common stock, 2,318 unvested restricted stock units, and 1,446 shares allocated to his acccount pursuant to the provisions of our Retirement Savings Plan.

Item 6.   Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that the directors of the Registrant will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.

The Registrant’s bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under the Registrant’s certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had. The Registrant may pay these expenses in advance of the final disposition of a proceeding only if the director or officer agrees to repay these amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. If the Registrant does not pay a claim for indemnification within 60 days, the claimant may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

The indemnification provided by the Registrant’s bylaws is not deemed to be exclusive of any other right to which a person seeking indemnification may be entitled under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  In addition, the Registrant has entered into agreements with its directors and executive officers to provide for indemnification and payment of expenses to the extent permitted by applicable law and the Registrant’s bylaws.

The Registrant maintains standard policies of insurance under which coverage is provided to its directors, officers, employees and agents to insure them against liability for actions or omissions occurring in their capacity as a director, officer, employee or agent, subject to certain exclusions and limitations.

Item 8.   Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.   Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland, on January 22, 2020.

GP STRATEGIES CORPORATION

By:	/s/ Scott N. Greenberg
Scott N. Greenberg
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott N. Greenberg and Michael R. Dugan, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott N. Greenberg
Scott N. Greenberg	Chief Executive Officer (Principal Executive Officer and Director)	January 22, 2020

/s/ Michael R. Dugan
Michael R. Dugan	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2020

/s/ Samuel D. Robinson
Samuel D. Robinson	Lead Independent Director	January 22, 2020

/s/ Tamar Elkeles
Tamar Elkeles	Director	January 22, 2020

/s/ Marshall S. Geller
Marshall S. Geller	Director	January 22, 2020

/s/ Steven E. Koonin
Steven E. Koonin	Director	January 22, 2020

/s/ Jacques Manardo
Jacques Manardo	Director	January 22, 2020

/s/ Richard C. Pfenniger, Jr.
Richard C. Pfenniger, Jr.	Director	January 22, 2020

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1
Composite of the Restated Certificate of Incorporation of the Registrant including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 3, 2012.

3.2
GP Strategies Corporation Amended and Restated By-Laws, including all amendments through August 8, 2017. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on August 14, 2017.

5.1	Opinion of James L. Galante, Esq., regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).

99.1	GP Strategies Corporation 2011 Stock Incentive Plan, As Amended. Incorporated herein by reference to Appendix A of the Registrant’s Form DEF 14A filed on June 25, 2019.

99.2
Form of Nonqualified Stock Option Notice and Option Agreement under the GP Strategies Corporation 2011 Stock Incentive Plan. Incorporated herein by reference to Exhibit 99.2 of the Registrant's Form S-8 filed on January 4, 2012.

99.3	Form of Stock Unit Agreement under the GP Strategies Corporation 2011 Stock Incentive Plan. Incorporated herein by reference to Exhibit 99.3 of the Registrant's Form S-8 filed on January 4, 2012.

99.4	Form of Performance-Based Restricted Stock Unit Agreement. Incorporated herein by reference to Exhibit 10.2 of the Registrant's Form 10-Q filed on May 5, 2015.

99.5	Form of Time-Based Restricted Stock Unit Agreement. Incorporated herein by reference to Exhibit 10.1 of GP Strategies Form 10-Q filed on May 5, 2015.